Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors
New Source Energy Partners Limited Partnership
Oklahoma City, Oklahoma

We hereby consent to the references to Ralph E. Davis Associates, Inc., to the inclusion of our estimates of reserves contained in our report entitled “New Source Energy Partners Limited Partnership Estimated Reserves and Income as of December 31, 2012” and to the specific references to Ralph E. Davis Associates, Inc. as the independent petroleum engineering firm which appears in the annual report on Form 10-K of New Source Energy Partners Limited Partnership to be filed with the United States Securities and Exchange Commission on or about March 28, 2013. We hereby further consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-186673) of such information.

Yours truly,

RALPH E. DAVIS ASSOCIATES, INC.

By:	/s/ Allen C. Barron
Allen C. Barron, P.E. President

Houston, Texas
March 26, 2013